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                                                                  EXHIBIT (g)(3)

          MASTER INTERGROUP SUB-SUB-ADVISORY CONTRACT FOR MUTUAL FUNDS


         This contract is made as of the 1st day of September, 2001, between INVESCO Senior Secured Management, Inc., hereinafter "Sub-Adviser", 1166 Avenue of the Americas, New York, NY 10036 and INVESCO Institutional (N.A.), Inc. (formerly known as INVESCO, Inc.), hereinafter "Secondary Sub-Adviser", 1166 Avenue of the Americas, New York, NY 10036.

         WHEREAS:

         A) Sub-Adviser has entered into a investment sub-advisory agreement with A I M Advisors, Inc., ("Adviser") with respect to AIM Floating Rate Fund (hereinafter "Trust"), a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), with respect to the funds set forth in Exhibit A attached hereto (each a "Fund");

         B) Sub-Adviser represents that it is licensed under the Investment Advisers Act of 1940 ("Advisers Act") as an investment adviser and engages in the business of acting as an investment adviser;

         C) Secondary Sub-Adviser represents that it is licensed under the Advisers Act as an investment adviser and engages in the business of acting as an investment adviser;

         D) Sub-Adviser is authorized to delegate certain, any or all of its rights, duties and obligations under investment advisory agreements to sub-advisers, including sub-advisers that are affiliated with Adviser.

         NOW THEREFORE, in consideration of the promises and the mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment. Sub-Adviser hereby appoints Secondary Sub-Adviser as Secondary Sub-Adviser of each Fund for the period and on the terms set forth in the attachments hereto. Secondary Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. Duties as Secondary Sub-Adviser.

         (a) Subject to the supervision of the Trust's Board of Trustees ("Board"), Adviser and Sub-Adviser, the Secondary Sub-Adviser will provide a continuous investment program for each Fund, including investment research and management, with respect to all or a portion of the securities and investments and cash equivalents of the Fund (the "Sub-Sub-Advised Assets"), such Sub-Sub-Advised Assets to be determined by the Sub-Adviser. The Secondary Sub-Adviser will determine from time to time what securities and other investments will be purchased, retained or sold with respect to the Sub-Advised Assets of each Fund, and the brokers and dealers through whom trades will be executed.

         (b) The Secondary Sub-Adviser agrees that, in placing orders with brokers and dealers, it will attempt to obtain the best net result in terms of price and execution. Consistent with this obligation, the Secondary Sub-Adviser may, in its discretion, purchase and sell portfolio


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securities from and to brokers and dealers who sell shares of the Funds or provide the Funds, Adviser's, Sub-Adviser's, or Secondary Sub-Adviser's other clients with research, analysis, advice and similar services. The Secondary Sub-Adviser may pay to brokers and dealers, in return for such research and analysis, a higher commission or spread than may be charged by other brokers and dealers, subject to the Secondary Sub-Adviser determining in good faith that such commission or spread is reasonable in terms either of the particular transaction or of the overall responsibility of the Adviser, the Sub-Adviser and the Secondary Sub-Adviser to the Funds and their other clients and that the total commissions or spreads paid by each Fund will be reasonable in relation to the benefits to the Fund over the long term. In no instance will portfolio securities be purchased from or sold to the Secondary Sub-Adviser, or any affiliated person thereof, except in accordance with the applicable securities laws and the rules and regulations thereunder and any exemptive orders currently in effect. Whenever the Secondary Sub-Adviser simultaneously places orders to purchase or sell the same security on behalf of a Fund and one or more other accounts advised by the Secondary Sub-Adviser, such orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable to each account.

         (c) The Secondary Sub-Adviser will maintain all required books and records with respect to the securities transactions of the Funds, and will furnish the Board and Sub-Adviser with such periodic and special reports as the Board, Adviser or Sub-Adviser reasonably may request. Secondary Sub-Adviser hereby agrees that all records which it maintains for the Sub-Adviser are the property of the Sub-Adviser, and agrees to preserve for the periods prescribed by applicable law any records which it maintains for the Sub-Adviser and which are required to be maintained, and further agrees to surrender promptly to the Sub-Adviser any records which it maintains for the Sub-Adviser upon request by the Sub-Adviser.

3. Further Duties. In all matters relating to the performance of this Contract, Secondary Sub-Adviser will act in conformity with the Agreement and Declaration of Trust, By-Laws and Registration Statement of the Trust and with the instructions and directions of the Board and will comply with the requirements of the 1940 Act, the rules, regulations, exemptive orders and no-action positions thereunder, and all other applicable laws and regulations. Secondary Sub-Adviser shall maintain compliance procedures for the Funds that it, the Adviser and the Sub-Adviser reasonably believe are adequate to ensure compliance with the 1940 Act and the investment objective(s) and policies as stated in the prospectuses and statements of additional information.

4. Services Not Exclusive. The services furnished by Secondary Sub-Adviser hereunder are not to be deemed exclusive and Secondary Sub-Adviser shall be free to furnish similar services to others so long as its services under this Contract are not impaired thereby. Nothing in this Contract shall limit or restrict the right of any director, officer or employee of Secondary Sub-Adviser, who may also be a Trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5. Compensation.

         (a) For the services provided to a Fund under this Contract, Sub-Adviser will pay Secondary Sub-Adviser a fee, computed daily and paid monthly, at the rate of 40% of the Sub-Adviser's compensation on the Sub-Sub-Advised Assets per year, on or before the last business day of the next succeeding calendar month.


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         (b) If this Contract becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

6. Fee Waivers and Expense Limitations. If, for any fiscal year of the Trust, the amount of the advisory fee which the Fund would otherwise be obligated to pay to the Sub-Adviser is reduced because of contractual or voluntary fee waivers or expense limitations by the Sub-Adviser, the fee payable hereunder to the Secondary Sub-Adviser shall be reduced proportionately; and to the extent that the Sub-Adviser reimburses the Fund as a result of such expense limitations, the Secondary Sub-Adviser shall reimburse the Sub-Adviser that proportion of such reimbursement payments which the sub-sub-advisory fee hereunder bears to the sub-advisory fee under the sub-investment advisory agreement.

7. Limitation of Liability of Secondary Sub-Adviser and Indemnification. Secondary Sub-Adviser shall not be liable for any costs or liabilities arising from any error of judgment or mistake of law or any loss suffered by the Fund or the Trust in connection with the matters to which this Contract relates except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Secondary Sub-Adviser in the performance by Secondary Sub-Adviser of its duties or from reckless disregard by Secondary Sub-Adviser of its obligations and duties under this Contract. Any person, even though also an officer, partner, employee, or agent of Secondary Sub-Adviser, who may be or become a Trustee, officer, employee or agent of the Trust, shall be deemed, when rendering services to a Fund or the Trust or acting with respect to any business of a Fund or the Trust to be rendering such service to or acting solely for the Fund or the Trust and not as an officer, partner, employee, or agent or one under the control or direction of Secondary Sub-Adviser even though paid by it.

8. Duration and Termination.

         (a) This Contract shall become effective upon the date hereabove written, provided that this Contract shall not take effect with respect to any Fund unless it has first been approved (i) by a vote of a majority of the Trustees who are not parties to this Contract or "interested persons" (as defined in the 1940 Act) of a party to this Contract, other than as Board members ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of that Fund's outstanding voting securities, when required by the 1940 Act.

         (b) Unless sooner terminated as provided herein, this Contract shall continue in force and effect until June 30, 2003. Thereafter, if not terminated, with respect to each Fund, this Contract shall continue automatically for successive periods not to exceed twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of that Fund.

         (c) Notwithstanding the foregoing, with respect to any Fund this Contract may be terminated at any time, without the payment of any penalty, (i) by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund on sixty days' written notice to Secondary Sub-Adviser; or (ii) by the Sub-Adviser on sixty days' written notice to Secondary
Sub-


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Adviser; or (iii) by the Secondary Sub-Adviser on sixty days' written notice to the Trust. Termination of this Contract with respect to one Fund shall not affect the continued effectiveness of this Contract with respect to any other Fund. This Contract will automatically terminate in the event of its assignment.

9. Amendment. No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and, when required by the 1940 Act, no amendment of this Contract shall be effective until approved by vote of a majority of the Fund's outstanding voting securities.

10. Notices. Any notices under this Contract shall be writing, addressed and delivered, telecopied or mailed postage paid, to the other party entitled to receipt thereof at such address as such party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Sub-Adviser and the Secondary Sub-Adviser shall be 1166 Avenue of the Americas, New York, NY 10036.

11. Governing Law. This Contract shall be construed in accordance with the laws of the State of Texas and the 1940 Act. To the extent that the applicable laws of the State of Texas conflict with the applicable provisions of the 1940 Act, the latter shall control.

12. Miscellaneous. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Any question of interpretation of any term or provision of this Contract having a counterpart in or otherwise derived from a term or provision of the 1940 Act or the Advisers Act shall be resolved by reference to such term or provision of the 1940 Act or the Advisers Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said Acts. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of the Contract is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.


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         IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed by their officers designated as of the day and year first above written.


INVESCO SENIOR SECURED MANAGEMENT, INC.    INVESCO INSTITUTIONAL (N.A.), INC.

By:                                        By:
   ------------------------------------       ----------------------------------

Name:                                      Name:
     ----------------------------------         --------------------------------

Its:                                       Its:
    -----------------------------------        ---------------------------------


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


                                   APPENDIX A

                            FUNDS AND EFFECTIVE DATES



         NAME OF FUND                                EFFECTIVE DATE OF ADVISORY AGREEMENT
         ------------                                ------------------------------------
         AIM Floating Rate Fund                               September 1, 2001


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